UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2016

REGIONS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-34034	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH
BIRMINGHAM, ALABAMA 35203
(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (800) 734-4667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 7, 2016, the Board of Directors ("Board") of Regions Financial Corporation ("Regions") appointed Samuel A. Di Piazza, Jr. and James T. Prokopanko to Regions' Board, effective immediately. The appointment of Messrs. Di Piazza and Prokopanko increases the size of Regions' Board to thirteen (13) members. There are no arrangements or understandings with other persons pursuant to which Mr. Di Piazza nor Mr. Prokopanko were selected as Directors.

Mr. Di Piazza is the former Global CEO of PricewaterhouseCoopers (PwC), an international professional services firm. Following his retirement from PwC after a 36-year career, he served as Vice Chairman of the Citigroup Global Corporate and Investment Bank.

Mr. Prokopanko is the former President and CEO of The Mosaic Company, one of the world's leading producers of concentrated phosphate and potash crop nutrients. A 35-year veteran of the agriculture industry, he also held leadership roles with Cargill, Inc., including work in international operations.

Messrs. Di Piazza and Prokopanko each were awarded restricted stock under the Regions Financial Corporation 2015 Long Term Incentive Plan, as of November 8, 2016, in an amount equal to $43,750, which is the prorated amount of the annual equity retainer paid pursuant to Regions' compensation program for Directors that applies uniformly to all non-employee Directors. The restricted stock is subject to a continued service requirement, and the restrictions lapse on the date of the 2017 Annual Meeting of Stockholders, or earlier in the case of death or disability or upon termination without cause following a change of control of Regions.

Messrs. Di Piazza and Prokopanko were also appointed as Directors of Regions Bank, a wholly-owned subsidiary of Regions. Mr. Di Piazza will serve on the Audit Committee and the Compensation Committee and Mr. Prokopanko will serve on the Nominating and Corporate Governance Committee and the Risk Committee of Regions' Board of Directors.

ITEM 9.01    Financial Statements and Exhibits.
(d) Exhibits.
Exhibit Index
Exhibit No.    Exhibit
99.1        Press Release dated November 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:     /s/ Fournier J. Gale, III
Name:    Fournier J. Gale, III
Title:    Senior Executive Vice President,
General Counsel and Corporate
Secretary

Date: November 8, 2016